             [LETTERHEAD -- DOSTART CLAPP STERRETT & COVENEY, LLP]

                                                                     EXHIBIT 5.0

                                November 18, 1998


Board of Directors
Valley National Corporation
1234 East Main Street
El Cajon, CA  92021

Re: S-4 Registration Statement for the Securities of Valley National Corporation

Lady and Gentlemen:

        In connection with the proposed public offering of 2,640,062 shares of common stock of Valley National Corporation by (the "Holding Company") covered by the above Registration Statement, we have examined the Holding Company's Certificate of Incorporation, Bylaws, Corporate Minute book, and Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933.

        Based upon examination of such other instruments and records as we deem necessary, we are of the opinion that:

        1. The Holding Company has been duly incorporated under the laws of the State of Delaware and is validly existing and in good standing under these laws.

        2. The 2,640,062 shares of common stock covered by said Registration Statement have been legally authorized, and when issued in exchange for the common stock of Valle de Oro Bank, N.A. will be legally issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as an exhibit to the said Registration Statement under the caption "legal opinions" in the Proxy Statement, constituting a part of the Registration Statement.

                                    Sincerely,


                                    /S/  DOSTART CLAPP STERRETT & COVENEY, LLP
                                    ------------------------------------------
                                    DOSTART CLAPP STERRETT & COVENEY, LLP